Exhibit 99.1

GENCOR RELEASES FIRST QUARTER FISCAL 2017 RESULTS

February 3, 2017 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues increased 19% to $15.8 million for the quarter ended December 31, 2016 compared to $13.3 million for the quarter ended December 31, 2015. Gross margins increased to 26.3% for the quarter ended December 31, 2016 from 24.8% for the quarter ended December 31, 2015, due to increased revenues and cost absorption. Product engineering and development expenses increased $34,000 to $416,000 for the quarter ended December 31, 2016 due to increased staffing. Selling, general and administrative (“SG&A”) expenses increased $405,000 to $2,190,000 for the quarter ended December 31, 2016. Headcount additions and higher sales commissions contributed to most of the increase in SG&A expenses. Operating income for the quarter ended December 31, 2016 was $1.5 million or 9.8% of net revenues compared to operating income of $1.1 million or 8.4% of net revenues for the quarter ended December 31, 2015.

For the quarter ended December 31, 2016, the Company had non-operating income of $0.4 million compared to non-operating income of $1.0 million for the quarter ended December 31, 2015. Net income for the quarter ended December 31, 2016 was $1.4 million, or $0.10 per basic and diluted share, compared to net income of $1.6 million, or $0.11 per basic and diluted share for the quarter ended December 31, 2015.

At December 31, 2016, the Company had $107.0 million of cash and marketable securities, an increase of $2.8 million over the September 30, 2016 balance of $104.2 million. Net working capital was $116.8 million at December 31, 2016. The Company had no short-term or long-term debt outstanding at December 31, 2016.

The Company’s backlog was $40.8 million at December 31, 2016 compared to $31.2 million at December 31, 2015.

John Elliott, Gencor’s CEO, commented, “Gencor began fiscal 2017 with the largest backlog of asphalt plants and components in the company’s history. Many of our clients placed orders earlier in anticipation of 2017 construction work which has resulted in an increase in demand for our products. Federal funds from the FAST ACT are being dispersed to state departments of transportation and should result in an increase in bidding activity for our domestic customers.

First quarter revenues represent solid growth from the previous year and a 151% increase from two years ago. Revenues in our first quarter are often significantly lower than our second and third quarters as customers typically do not take delivery of equipment until late winter and spring.

In the first quarter Gencor delivered improved gross margins of 26.3% and managed operational expenses, which resulted in a 140 basis point increase in operating margins to 9.8%.

In January we implemented second shifts at both of our manufacturing facilities and are exploring avenues to significantly expand our production capabilities to meet the anticipated future demand for our products. Potentially favorable new legislation could have a positive impact on Gencor’s performance in the future. These include a proposed $1 trillion investment in domestic infrastructure, an immediate 100% tax deduction on all capital equipment purchases, and a proposed reduction in the corporate tax rate.

In March we will be exhibiting at the 2017 Conexpo-Con/Agg construction equipment show in Las Vegas where we anticipate significant interest in our products.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	For the Quarters Ended December 31,
	2016	2015
Net revenue	$15,783,000	$13,258,000

Costs and expenses:
Production costs	11,633,000	9,976,000
Product engineering and development	416,000	382,000
Selling, general and administrative	2,190,000	1,785,000

	14,239,000	12,143,000

Operating income	1,544,000	1,115,000

Other income (expense), net:
Interest and dividend income, net of fees	41,000	385,000
Realized and unrealized gains (losses) on marketable securities, net	407,000	593,000
Other	—	1,000

	448,000	979,000

Income before income tax expense	1,992,000	2,094,000
Income tax expense	598,000	519,000

Net income	$1,394,000	$1,575,000

Basic Income per Common Share:
Net income per share	$0.10	$0.11

Diluted Income per Common Share:
Net income per share	$0.10	$0.11

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

	December 31, 2016 (Unaudited)	September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$20,562,000	$18,219,000
Marketable securities at fair value (cost $86,498,000 at December 31, 2016 and $86,203,000 at September 30, 2016)	86,386,000	85,938,000
Accounts receivable, less allowance for doubtful accounts of $241,000 at December 31, 2016 and $195,000 at September 30, 2016	794,000	1,110,000
Costs and estimated earnings in excess of billings	6,691,000	4,921,000
Inventories, net	12,537,000	11,634,000
Prepaid expenses & other current assets	1,536,000	1,598,000

Total Current Assets	128,506,000	123,420,000

Property and equipment, net of accumulated depreciation	5,181,000	5,239,000
Other assets	53,000	53,000

Total Assets	$133,740,000	$128,712,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,891,000	$1,443,000
Customer deposits	7,517,000	4,484,000
Accrued expenses	2,343,000	2,264,000

Total Current Liabilities	11,751,000	8,191,000

Deferred and other income taxes	362,000	316,000

Total Liabilities	12,113,000	8,507,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; authorized 300,000 shares; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,113,079 shares and 12,111,079 shares issued and outstanding at December 31, 2016 and September 30, 2016, respectively	1,211,000	1,211,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,263,857 shares issued and outstanding at December 31, 2016 and September 30, 2016	226,000	226,000
Capital in excess of par value	10,915,000	10,887,000
Retained earnings	109,275,000	107,881,000

Total Shareholders’ Equity	121,627,000	120,205,000

Total Liabilities and Shareholders’ Equity	$133,740,000	$128,712,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2016; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000